---------------------
                                                   |    OMB APPROVAL     |
                                                   |---------------------|
                                                   |OMB NUMBER: 3235-0145|
                    UNITED STATES                  |EXPIRES:             |
         SECURITIES AND EXCHANGE COMMISSION        |    OCTOBER 31, 2002 |
               Washington, D.C.  20549             |ESTIMATED AVERAGE    |
                                                   |BURDEN HOURS         |
                                                   |PER RESPONSE ...14.90|
                                                   |---------------------|


                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. )*

                           HomeServices.Com Inc.
------------------------------------------------------------------------------
                              (Name of Issuer)


                   Common Stock, Par value $.01 per share
------------------------------------------------------------------------------
                      (Title of Class and Securities)

                                 437606 10 6
------------------------------------------------------------------------------
                               (CUSIP Number)

                              October 14, 1999
------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


  Check the appropriate box to designate the rule pursuant to which this
  Schedule is filed:

     (  )  Rule 13d-1(b)

     (  )  Rule 13d-1(c)

     ( x)  Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 437606 10 6                                      PAGE 2 of 4 PAGES
                                  SCHEDULE 13G


------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)


                    MidAmerican Energy Holdings Company
                     c/o HomeServices.Com Inc.
                     6800 France Avenue South
                     Suite 600
                     Edina, Minnesota 55435
                     I.R.S. No. 94-2213782

------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  (x)
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

                                  Iowa, USA

------------------------------------------------------------------------------
                                     (5)  SOLE VOTING POWER
           NUMBER OF
            SHARES                                    6,779,100
                                     -----------------------------------------
         BENEFICIALLY                (6)  SHARED VOTING POWER
           OWNED BY
             EACH                                             0
                                     -----------------------------------------
           REPORTING                 (7)  SOLE DISPOSITIVE POWER
            PERSON
             WITH                                     6,779,100
                                     -----------------------------------------
                                     (8)  SHARED DISPOSITIVE POWER

                                                              0
------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                      6,779,100
------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES (See Instructions)

------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                   65.0%
------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON (See Instructions)

                                     HC
------------------------------------------------------------------------------


CUSIP No. 437606 10 6                                      PAGE 3 of 4 PAGES


Item 1(a).        Name of Issuer:

                  HomeServices.Com Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  6800 France Avenue South
                  Suite 600
                  Edina, Minnesota 55435

Item 2(a).        Name of Person Filing:

                  MidAmerican Energy Holdings Company

Item 2(b).        Address of Principal Business Office:

                  c/o HomeServices.Com Inc.
                  6800 France Avenue South
                  Suite 600
                  Edina, Minnesota 55435

Item 2(c).        Citizenship:

                  Iowa, USA

Item 2(d).        Title of Class of Securities:

                  COMMON STOCK, Par Value $.01 per share

Item 2(e).        CUSIP Number:

                  437606 10 6

Item 3.           If this statement is filed pursuant to Rule
                  13d-1(b), or 13d-2(b) or (c), Check whether the person filing is a:

                  Not applicable.

Item 4.           Ownership.

            (a).  Amount beneficially owned:                     6,779,100
            (b).  Percentage of Class:                                65.0%
            (c).  Number of Shares as to which such person has:

                  1.  Sole power to vote or to direct the vote:  6,779,100
                  2.  Shared power to vote or direct vote:               0
                  3.  Sole power to dispose or to direct
                        the disposition of:                      6,779,100
                  4.  Shared power to dispose or to direct
                        the disposition of:                              0



CUSIP No. 437606 10 6                                      PAGE 4 OF 4 PAGES

Item 5.     Ownership of Five Percent or Less of Class: (     )

Item 6.     Ownership of More than Five Percent on Behalf of Another Person:

            Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not applicable.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certifications.

            Not applicable.

                                 SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                         April 10, 2000
                                                 ------------------------------
                                                              (Date)

                                                     /s/ Steven A. McArthur
                                                 ------------------------------
                                                            (Signature)

                                                      Senior Vice President
                                                 ------------------------------
                                                            (Name/Title)